EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of April 1, 2010 (the “Effective Date”), by and between Kingold Jewelry, Inc., a Delaware corporation (the “Company”) and Bin Liu, an individual residing at 384 Town Place, Cir, Buffalo Grove, IL 60089 (“Executive”).

WHEREAS, the Company is publicly traded in the United States and is in need of a executive with significant experience in finance and Securities and Exchange Commission reporting requirements; and

WHEREAS, Executive has experience in such fields; and

WHEREAS, the Company wishes to engage Executive to serve as its Chief Financial Officer.

NOW THEREFORE, in consideration of the premises and the covenants contained herein, the parties hereby agree as follows:

1.  Duties and Position.  During the term of this Agreement, Executive agrees to be employed by and to serve the Company as its Chief Financial Officer.  The Company agrees to employ and retain Executive in such capacity and Executive accepts and agrees to such employment, subject to the general supervision, advice and direction of the Chairman of the Company.  Executive shall perform such duties as are customarily performed by a Chief Financial Officer of a publicly traded United States company.  Executive shall devote substantially all of his business time to the performance of his duties as Chief Financial Officer.

2.  Term.  The term of this Agreement shall begin on April 1, 2010 (the “Effective Date”) and shall continue until April 1, 2013, unless earlier terminated by either party in accordance with the terms hereof (such period to be referred to herein as the “Employment Term”).

3.  Salary, Benefits and Options.

(a) Base Salary.  The Executive shall be paid a salary of US$135,000 per annum, payable monthly in the amount of US$11,000 per month for the first eleven months of each one (1) year period of the Employment Term and US$14,000 for the twelfth month of each one (1) year period of the Employment Term.

(b) Benefits.  Executive shall be eligible to participate in all benefit plans generally available to employees who are executives.

(c) Options. Upon each of the Effective Date and the first and second anniversary of the Effective Date, Executive shall be granted 120,000 options to purchase shares of the Company’s common stock (an “Annual Option Grant”), at an exercise price equal to the closing price for the Company’s stock on each such issuance date.  Each Annual Option Grant shall vest quarterly at a rate of 30,000 options at the end of each three month period of employment.  Upon the termination of Executive’s employment with the Company, any unvested options shall be immediately cancelled and all vested options shall be subject to cancellation pursuant to the terms of the Company’s employee incentive option plan.

           (d) Relocation Allowance. Executive shall receive a relocation allowance of up to $20,000 to be used for the purpose of moving from Illinois to such other location as mutually agreed.

(e) Bonus.  Executive shall be eligible, from time to time, to receive, at the sole discretion of the Board of Directors, bonuses pursuant to the Company’s Board of Directors pursuant to any Company bonus plan or bonus pool which may be adopted by the Company.

4.  Termination.

4.1  Termination During Probation Period.  During the ninety (90) period following the Effective Date (the “Probation Period”), the Company shall have the right to terminate this Agreement for any reason without any additional compensation to Executive.

4.2  Voluntary Termination.  Following the Probation Period, the Company may terminate this Agreement at any time upon notice to the Executive and the payment to the Executive of any amount equal to three (3) months’ salary.  Executive may effect a voluntary termination of this Agreement at any time upon sixty (60) days notice to the Company, however, in such event no additional compensation shall be due to Executive.

4.3  Termination For Cause.  The Company shall have the right to terminate this Agreement “For Cause”, at any time, by giving the Executive a notice of termination “For Cause”, stating in such notice the reasons constituting such cause upon which this Agreement shall be terminated upon the delivery of such notice. For purposes hereof  "For Cause”: mean (a) Executive’s inability to timely perform his duties as the Company’s Chief Financial Officer; (b) habitual intoxication which materially affects the Executive's performance; (c) drug addiction; (d) Executive is found guilty of fraud, embezzlement, defalcation, dishonesty, or commission of an act of moral turpitude which results in either civil or criminal liability; (e) Executive’s intentional failure, or willful refusal without reasonable reason, to perform his duties under this Agreement or the reasonable and proper instructions of the Chairman, which breach or failure is not cured by Executive within fourteen (14) days following notice by the Company to Executive requiring remedy of such breach; (f) Executive deliberately causes harm to the Company’s business affairs or breaches his duty of trust or fiduciary duties to the Company or its affiliates; or (g) Executive breaches the confidentiality and/or non-competition provisions of this Agreement, provided, however, that with respect to a breach which is not material only to the extent that such breach was not cured within fourteen (14) days following notice by the Company to Executive requiring remedy of such breach.  In the event that, this Agreement is terminated  by the Company “For Cause” the Company shall not have any further obligations or liability to Executive under this Agreement subsequent to the actual date of Executive’s termination.

5.  Non-Disclosure.

5.1  Non-Disclosure.  The Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company. The Executive agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, use any of such confidential information or disclose any of such confidential information to any party without express authorization of the Company, except as necessary in the ordinary course of performing his duties hereunder. The obligation of confidentiality imposed by this subparagraph shall not apply to information which appears in issued patents or printed publications or which otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement.

5.2  Inventions, Designs and Product Developments.  All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by Executive, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and all of the Executive's right, title and interest therein, shall be the exclusive property of the Company. The Executive hereby assigns, transfers and conveys to the Company all of his right, title and interest in and to any and all such Developments. Executive shall disclose fully, as soon as practicable and in writing, all Developments to the Board of Directors of the Company. At any time and from time to time, upon the request of the Company, the Executive shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses the Executive incurs upon authorization of the Board of Directors of the Company.

5.3  Corporate Opportunities.  In the event that during the term of this Agreement, any business opportunity directly related to the Company’s business shall come to Executive’s knowledge, Executive shall promptly notify the Company’s Chairman of such opportunity. The Executive shall not appropriate for himself or for any other person other than the Company, any such opportunity, except with the express written consent of the Board of Directors, in advance.

5.4  Survival.  The provisions of this Section 5 shall survive the termination of this Agreement.

6.  Non-Competition.  The Executive agrees that during the term of this Agreement and for a period of one (1) year thereafter, the Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board of Directors of the Company, directly or indirectly:

(a)  solicit business from or perform services for, any persons, company or other entity which at any time during the Executive's employment by the Company is a client, customer of the Company or prospective customer of Company if such business or services are of the same general character as those engaged in or performed by the Company (as used herein, the term “prospective customer” shall mean any persons, company or other entity with which the Company had conducted sales or marketing activities within the prior six (6) months);

(b)  solicit for employment or in any other fashion hire any of the senior management of the Company;

(c)  own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, Executive, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in the business of designing and manufacturing gold jewelry (the “Business”);

(d)  use or permit his name to be used in connection with, any business or enterprise engaged in the Business;

(e)  use the name of the Company or any name similar thereto, but nothing in this clause shall be deemed, by implication, to authorize or permit use of such name after expiration of such period; or

(f)  The provisions of this Section 6 shall survive the termination of this Agreement.

7.  Compliance With Employer’s Rules. The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.  Executive agrees to abide by all of the Company’s policies and procedures in effect from time to time.

8.  Return of Property. Upon termination of Executive’s employment, Executive shall deliver all property (including keys, records, notes, lists, data, memoranda, models, and equipment) that is in the Executive’s possession or under the Executive’s control which is the Company’s property or related to the Company’s business.

9.  Miscellaneous.

9.1  Notices.  Every notice or other communication required or contemplated by this Agreement by either party shall be delivered to the other party by personal delivery at the address set forth on the signature page below or by e-mail at the address set forth on the signature page below.

9.2  Entire Agreement. This Agreement supersedes all prior agreements, and the terms set forth herein represent the entire understanding and agreement between the Company and Executive regarding compensation, employment, status and position.  It is further understood that the Company’s policies, procedures and rules may be amended or changed at any time by the Company.

9.3  Amendment. This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties.  This Agreement cannot be altered in any way by any oral statement(s) made by Executive or the Company.

9.4  Severability. If any provision(s) of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision(s) of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

9.5  No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right subsequently to enforce and compel strict compliance with every provision of this Agreement.

9.6  Applicable Law. This Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY	EXECUTIVE
/s/ Bin Liu
By: /s/ Jia Zhi Hong
Title: Chairman

Address:

e-mail: